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                                                                   EXHIBIT 10(i)

On behalf of Myers Industries, Inc., the undersigned hereby certifies that the following Exhibit 10(i) is a fair and accurate English translation of the Employment Agreement between Myers Europe, SA (fka Myers A.E., SA) and Jean-Paul Lesage dated 1 February 1999.

                                               Myers Industries, Inc.

Dated: March 26, 2003                          By: /s/ Kevin C. O'Neil
                                                  ---------------------------
                                                    General Counsel and
                                                    Assistant Secretary

                               EMPLOYMENT CONTRACT

BETWEEN:

Mr. Stephen E. Myers, acting on behalf of MYERS A.E., a French company to be created, hereinafter the "Company",

                                                              IN THE FIRST PART,

AND

Mr. Jean-Paul LESAGE, residing at 53 rue Gambetta, 95400 Villiers-le-Bel (hereinafter Mr. Lesage), of French nationality, registered under French Social Security under number 1 44 11 72 029 029.

                                                               IN THE LAST PART.

THE PARTIES HEREBY AGREE AS FOLLOWS:

ARTICLE 1

Mr. Lesage shall be Commercial Manager for the European and Chinese subsidiaries of the Myers A.E. Group as from February 1, 1999.

For purposes of the exercise of his duties, Mr. Lesage shall be attached to the registered office of the Company. However, due to the nature of his functions, Mr. Lesage will be required to travel on a regular basis in France and abroad, which Mr. Lesage expressly accepts.

In consideration of his travels abroad, Mr. Lesage will benefit from an international mobility premium (prime d'expatriation), under the terms and conditions described below in Article 5.

This agreement is concluded for an indeterminate duration.




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ARTICLE 2

The employment relationship of Mr. Lesage is governed by the Collective Bargaining Agreement of the Plasturgy (Convention collective de la Plasturgie), corresponding to position: executive level VII, coefficient 880.

ARTICLE 3

In the exercise of his duties, Mr. Lesage shall be frequently called upon to use the English language, which shall constitute an essential condition of his employment.

Mr. Lesage shall exercise his functions under the supervision of Mr. Peter-Thomas Damberg, Chairman of the Board of the Company, and/or any other person for whom the company may substitute for the latter.

In his capacity as Commercial Manager, Mr. Lesage's duties notably consist of the following:

(a) establish a visiting strategy for existing and prospective clients for the benefit of all the European and Chinese subsidiaries of the Group;

(b) put his strategy into application after approval of the Management of the Company;

(c)  regularly maintain an updated client and prospective client data base;

(d) regularly inform the management of the Company on the opportunities and/or difficulties encountered with clients and/or prospective clients.

ARTICLE 4

1. Mr. Lesage shall receive a basic gross fixed salary in the amount of 1,020,000 French francs, paid in thirteen monthly installments.

Such fixed yearly salary may be revised every four years, it being precised that the first revision will not intervene before January 1, 2002.

2. On top of this fixed remuneration, Mr. Lesage may receive a variable remuneration (bonus) to be calculated on the following basis:

(i) For 1999, the bonus will be calculated on the basis of the pre-tax income ("resultat avant impot") of the European and Chinese subsidiaries of Myers A.E. (the North-American subsidiaries being excluded), pursuant to the following rules: the 1999 pre-tax income will be compared to the average of the pre-tax income of the three preceeding years (i.e. 1996/1997/1998). If such comparison leads to an increase in the pre-tax income, the bonus will amount to the percentage of such increase applied on Mr. Lesage's 1999 gross yearly remuneration (i.e., the basic gross fixed yearly salary plus the international mobility premium).


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It is expressly agreed between the Parties that the pre-tax income to be considered for 1996, 1997 and 1998 amounted to 12,767,000 French francs in 1996, 14,946,000 French francs in 1997 and 47,939,000 in 1998, i.e. an average pre-tax income of 25,217,333 French francs over these three years.

It is understood that is such comparison leads to no increase or a negative result, no bonus will be due to Mr. Lesage.

Such bonus shall be paid to Mr. Lesage in three installments, i.e., the first installment (which will amount to 50% of the bonus owed to Mr. Lesage) on April 2000, the second installment (which will amount to 25% of the bonus owed to Mr. Lesage) on April 2001 and the third installment (i.e., the remaining 25%) on April 2002. However, it is clearly provided that each of these installments will be paid to Mr. Lesage if and only if he still remains an employee of the Company by the time when the installments are to be paid except in the case where Mr. Lesage's departure from the Company would be caused by his retirement, which Mr. Lesage expressly accepts.

(ii) As from year 2000, the amount of the bonus will still be determined on the pre-tax income criteria of the European and Chinese subsidiaries of Myers A.E. (the North-American subsidiaries being excluded still) and by using the same method of comparison and calculation.

The remuneration determined by this agreement is, due to the nature of the duties conferred upon Mr. Lesage and his top-level executive position, a forfeitary amount, independent of the amount of time which Mr. Lesage actually devotes to the performance of his duties.

3. The professional expenses actually incurred by Mr. Lesage under this agreement shall be reimbursed to him by the Company upon presentation of documentary evidence.

4. Mr. Lesage shall also have at his disposal a company car insured by the Company for professional use. Mr. Lesage shall be authorized to use the car for personal use, which constitutes a benefit in kind, which shall be taken into consideration both for tax and social security purposes.

At the time of signature of the present employment contract, the company car granted to Mr. Lesage is a "Peugeot 406 Coupe". However, it is expressly agreed between the Parties that the Company may, at any time, replace the "Peugeot 406 Coupe" by any other equivalent of a maximum value of 300,000 French francs VAT included.

The professional expenses of fuel, tolls and maintenance of the vehicle shall be reimbursed by the Company on the presentation of documentary evidence.

5. In order to compensate the inconvenience caused to Mr. Lesage due to the numerous travels he shall perform aboard to carry out his duties, and notably all over Europe and in China, the Company shall pay him an international mobility premium (prime d'expatriation) in the amount of 180,000 French francs per year.


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Such mobility premium will be paid in twelve installments, it being understood that Mr. Lesage may be asked to reimburse the Company part of this mobility premium at the end of the reference year should he have not traveled abroad for a minimum of 40 days over such reference year.

ARTICLE  5

At the date of acquisition by MYERS U.S. of the handling and medical divisions of the Sommer Allibert Group, Mr. Lesage will have the opportunity to acquire up to 20,000 MYERS U.S. shares under the terms and conditions set forth in the stock option plan of Myers U.S.

ARTICLE 6

Mr. Lesage shall be bound with regard to the Company to the confidentiality, discretion and non-disclosure obligations applicable in the Group.

ARTICLE 7

Except in the event of termination for gross or sever misconduct ("faute grave" or "faute lorde") or force majeure, each of the parties may terminate this contract at any time, subject to complying with a reciprocal notice period of six months if the notification of the termination intervenes before February 1, 2002 and of three months if the notification of the termination intervenes after January 31, 2002. The Company reserves the right to excuse Mr. Lesage from the obligation to continue to work during all or part of the notice period, without affecting in any manner the rights and duties of either of the Parties.

ARTICLE 8

Mr. Lesage agrees, for the entire term of this agreement, not to work for a competing company or to participate, directly or indirectly, in whatsoever manner, in any activity which is likely to compete with the Company's activities.

More generally, Mr. Lesage undertakes, for the entire term of performance of this agreement, to reserve to the Company his exclusive services, and therefore, he agrees that he will have no other professional occupation, even if such occupation does not compete with the activities of the Company, without having obtained the prior authorization to do so from the Company.

ARTICLE 9

Given the nature of his duties, which require a close and continued relationship with clients as well as free access to the Myers A.E. Group's and the Company's confidential information, Mr. Lesage agrees, in the event of the termination of this agreement for any reason whatsoever not to:

- enter the employ of a business which manufactures or sells products which may compete with those of the Company and those of the Myers A.E. Group;

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-    to take an interest, directly or indirectly, by any means whatsoever, in a business having an activity which may compete with the activity of the Company and those of the Myers A.E. Group.

This non-competition obligation is limited for a term of two years beginning on the day after the effective termination of the contract, and covers the European Market.

In consideration for the non-competition obligation provided above, Mr. Lesage shall receive (i) a gross special forteitary indemnity equal to 1,000,000 French francs which the Company accepts to pay to him with his salary for the month of February 1999 at the latest and (ii) after the effective termination of his contract and for the entire duration of this prohibition a special gross monthly forfeitary indemnity equal to 60,000 French francs.

The Company may nevertheless free Mr. Lesage from the non-competition obligation, and thereby relieve itself from the obligation to pay the 60,000 French francs monthly forfeitary indemnity provided as consideration, provided however that the Company notifies Mr. Lesage of its intention to free him from his non-competition obligation by registered letter with acknowledgment of receipt within the one month which follows the notification of termination of the employment agreement. It is clearly stated that should the Company waive Mr. Lesage's non-competition obligation, Mr. Lesage will not reimburse the Company the 1,000,000 French francs non-competition indemnity.

Any violation of the non-competition obligation shall free the Company from the obligation to pay the 60,000 French francs monthly forfeitary indemnity and will render Mr. Lesage liable to the Company for the reimbursement of all the monthly indemnities which he received thereunder.

In addition, any violation of the non-competition obligation shall automatically render Mr. Lesage liable for a forfeitary penalty amount henceforth determined at 60,000 French francs, such penalty being payable for each month of competitive activity, without any notification to cease the competitive activity being necessary.

The payment of such forfeitary amount shall not prejudice the rights of the Company, which expressly reserves its rights of suit for recovery of the financial and moral damage sustained, and to order subject to penalty the cessation of the competitive activity.

ARTICLE 10

Mr. Lesage will benefit from the seniority he acquired in Sommer Allibert Group since September 19, 1976.

ARTICLE 11

Mr. Lesage shall have 25 business days (i.e., from Monday to Friday) of paid vacation per year under applicable legal provisions, which will come on top of any specific additional holidays provided by labor legislation in France and/or the applicable collective bargaining agreement.


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The dates of such vacation days shall be subject to the approval of his superior, in light of professional needs.

ARTICLE 12

Mr. Lesage will benefit from the supplementary medical and retirement schemes subscribed by the Company. The cost of the supplementary medical scheme will be partly borne by the Company, in compliance with the terms of the Company's policies.

                                                 Executed in two original copies

                                                              On 1 February 1999




/s/ Jean-Paul Lesage                                 /s/ Stephen E. Myers
--------------------                                 --------------------
Mr. Jean-Paul LESAGE,                                 Mr. Stephen Myers,
The Employee                                          For the Company